Exhibit 10.2

Description of Infoblox FY 2014 World Wide Sales Compensation Plan
In September 2013, the Compensation Committee (the “Committee”) of the Board of Directors of Infoblox Inc. (the “Company”) approved the Infoblox FY 2014 World Wide Sales Compensation Plan (“Commission Plan”) for Christopher J. Andrews, the Company's Executive Vice President, Worldwide Operations. In addition, the Committee approved a target bonus amount for Mr. Andrews of $300,000.
The Commission Plan is designed to reward Mr. Andrews for attainment of the monthly and quarterly goals for product, support services and professional and training services bookings less holds, returns and other adjustments plus releases of outstanding holds and other adjustments (“Adjusted Bookings”).
Mr. Andrews will be eligible to receive up to twelve monthly bonuses, each targeted at an amount equal to one-twelfth of his total annual on-target bonus of $300,000, based on attainment of the quarterly Adjusted Bookings goals, with no maximum cap on the amount of bonus that could be earned. Actual monthly awards are payable at amounts equal to the on-target bonus amount for the month multiplied by a percentage, which may be less than or more than 100%, that is obtained by dividing the actual amount of Adjusted Bookings for the month by the Adjusted Bookings goal for that month. Under the Commission Plan, Mr. Andrews is also eligible to receive an additional award for any quarter in which the actual amount of Adjusted Bookings for the quarter exceeded the related goal for the quarter equal to the product of the on-target bonus amount for the quarter multiplied by three times the number of whole and fractional percentage points representing achievement in excess of the goal for that quarter. The Commission Plan does not contain a minimum achievement threshold requirement.